UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2022

CORE SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40046	86-1243837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Barton Springs Road Suite 300 Austin, Texas	78704
(Address of principal executive offices)	(Zip Code)

(512) 402-5233

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CORZ	The Nasdaq Global Select Market
Warrants, exercisable for shares of common stock	CORZW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On August 1, 2022, Core Scientific, Inc. (the “Company”) entered into two amended and restated bridge promissory notes, one in an aggregate principal amount of $60 million with B. Riley Commercial Capital, LLC (“B. Riley”) and one in an aggregate principal amount of $15 million with an affiliate of B. Riley (the “Notes”). The Notes amend the original notes having identical principal amounts to extend the maturity date from December 7, 2022 to June 1, 2023. The Notes bear interest at a rate of 7% per annum and amortize collectively as follows:

Payment Dates	Payment Amount
August 1, 2022	$18,000,000
September 1, 2022	$4,875,000
October 1, 2022	$4,875,000
November 1, 2022	$4,875,000
December 1, 2022	$4,875,000
January 1, 2023	$6,250,000
February 1, 2023	$6,250,000
March 1, 2023	$6,250,000
April 1, 2023	$6,250,000
May 1, 2023	$6,250,000

The net proceeds of the notes were used by the Company for working capital and general corporate purposes.

The Notes require the proceeds of (i) any equity issuances (other than issuances consummated for purposes of making tax payments in connection with the vesting of restricted stock and restricted stock units and equity line of credit (“ELOC”) sales), (ii) any secured debt incurred on or after April 7, 2022 (other than purchase money debt) in excess of $500 million and (iii) any ELOC sales in an amount equal to 25% of the net cash proceeds received from any such ELOC sale, in each case, to be applied by the Company to repay the outstanding principal amount of the Notes.

The Notes are unsecured and not guaranteed by any subsidiary of the Company. The Company is subject to a quarterly financial reporting covenant and negative covenants restricting the Company’s ability to (i) merge or consolidate with any other person (subject to customary exceptions), (ii) make cash dividends or distributions with any material portion of the proceeds of the Notes or any other debt, (iii) dispose of all or substantially all of the assets of the Company, (iv) prepay contractually subordinated debt, (v) transact with affiliates (subject to customary exceptions) and (vi) modify or enter into any material contracts in a manner that would restrict the Company from making payments to the noteholders under the Notes or require the net cash proceeds from an equity raise to be paid to any entity other than the noteholders under the Notes. Upon the occurrence of certain events of default, the Company’s obligations under the Notes may be accelerated. Such events of default include payment defaults under the Notes, covenant defaults and other customary defaults.

In connection with the execution of the Notes, the Company agreed to pay B. Riley Securities, Inc. (“BRS”) an advisory fee of $750,000 (the “Advisory Fee”) payable in fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Common Stock price to be used for purposes of determining the number of shares of Common Stock was based on 5-Day VWAP, determined as of the second Business Day preceding the effective date of the Notes. On August 1, 2022, the Company issued 386,697 shares of Common Stock to BRS in satisfaction of the Advisory Fee. The Company has agreed to register to resale of such shares of Common Stock.

The foregoing description does not constitute a complete summary of the terms of the Notes and is qualified in its entirety by reference to the copies of the Notes filed as Exhibits 10.1 and 10.2 to this Current Report, which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

The shares of Common Stock issued as the Advisory Fee were issued by the Company to B. Riley in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Bridge Promissory Note, dated as of August 1, 2022, by and between the Company and B. Riley Commercial Capital, LLC*

10.2	Amended and Restated Bridge Promissory Note, dated as of August 1, 2022, by and between the Company and BRF Finance Co, LLC*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

The Company has omitted certain schedules and similar attachments to such agreements pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish a copy of such omitted documents to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Scientific, Inc.
Dated: August 4, 2022

	By:	/s/ Todd M. DuChene
	Name:	Todd M. DuChene
	Title:	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary